Exhibit 10.18

EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED

Exa Corporation

450 Bedford Street, Lexington, Massachusetts

MA 02476 United States of America

And domiciled for the purpose of the present contract at the French address of the Representative Office in course of incorporation in France by its subsidiary named Exa Europe Inc., incorporated under the Laws of the State and Delaware (United States of America), having its registered office 1209 Orange Street, Wilmington, Delaware, County of New Castle (United States of America)

Represented by the legal representative of the company Stephen REMONDI, President and Chief Executive Officer

Hereafter “Exa Corporation”

ON THE ONE HAND

AND

2.	Mr. Jean Paul ROUX

78, Avenue Anatole France

92700 Colombes (France)

a French national

Social Security number

Hereafter “the Employee”

On the other hand

IT IS HEREBY AGREED AS FOLLOWS

ARTICLE 1 - APPOINTMENT - TRIAL PERIOD

1.1.	The Employee is hereby hired by Exa Corporation as a Managing Director for Southern Europe of its subsidiary named Exa Europe Inc., incorporated under the Laws of the State of Delaware (United States of America), having its registered office 1209 Orange Street, Wilmington, State of Delaware, County of New Castle (hereafter “Exa Europe”) for an unlimited period of time, starting from November 1, 2001. This appointment is subject to the results of a medical visit.

1.2.	This contract is not subject to an initial trial period.

1.3.	This is an “Executive” position. This employment is subject to the collective bargaining agreement for Technical Studies Offices, Consulting Engineers Offices and Consulting Companies also called “Syntec”.

ARTICLE 2 - DESCRIPTION OF DUTIES

2.1.	In his capacity as Managing Director for Southern Europe of Exa Europe, the Employee’s position will involve mainly the following responsibilities:

(i)	Direction of the Exa Europe’s sales,

(ii)	Responsibility of Exa Europe’s sales and/or field technical staff,

(iii)	Responsibility of Exa Europe’s administrative, financial and marketing staff,

(iv)	Responsibility of Exa Europe’s Sales Strategy including arranging distribution through Original Equipment Manufacturers, Resellers, Contractors, Agents and associated operational and administrative duties as required for establishing Exa Europe in all of the locales under his direction

2.2.	The Employee is in charge of managing the Representative Office of Exa Europe in France. The Employee is involved and responsible for all the administrative and operational tasks of Exa Europe’s Representative office.

2.3.	The Employee shall fulfill the duties assigned to him through the present Employment Contract and use his best endeavours to achieve the activities thereof.

2.4.	The Employee is responsible for the following Territories: France, Benelux, Switzerland, UK, Spain, and Portugal and Scandinavia.

2.5.	The Employee works directly with customers and will be relied upon to foster strong associations and alliances with current customers.

2.6.	The Employee shall report to James Popeo, Executive Vice-President who oversees International Sales and Marketing, hereafter named the Supervisor”.

ARTICLE 3 - WORKING SCHEDULE - WORKING HOURS

Considering his remuneration and the responsibilities entrusted to the Employee which involve the most extensive freedom in organizing his working schedule and requiring a large degree of autonomy in taking his decisions, it is hereby expressly agreed that the Employee is not subject to any legal requirements in terms of working hours.

ARTICLE 4 - PLACE OF WORK - TRAVELLING

4.1.	The Employee shall carry out his job from the office located in the vicinity of Paris.

4.2.	For reasons pertaining to internal organisation and good operation, Exa Corporation may have to change the Employee’s place of work within the vicinity of Paris.

4.3.	Should the Employee agreed to be relocated, Exa Corporation shall pay for his removal expenses, based on real cost justification.

ARTICLE 5 - REMUNERATION

5.1.	The Employee will be paid a starting gross annual based remuneration (excluding commissions) of 140,000 Euros calculated on a twelve-month basis, i.e. 11,666 Euros per month.

5.2.	It is expressly mentioned, in consideration of his position, that the remuneration set above is an inclusive package and is not related with the Employee’s length of working hours.

5.3.	In addition to this salary, the Employee will be entitled to earn commissions based on attainment revenue objectives and will be paid monthly. These targets will be set every year by common agreement between the Employee and his Supervisor.

5.4.	The yearly starting amount of these commissions has been set at 120.000 Euros based on 100% of quota attainment.

5.5.	For the civil year 2002, the commission percentage will be calculated as the ratio of 120,000 Euros divided by the annual sales objectives, stated in Euros. Commissions on duly accepted sales by Exa Europe will be based on this commission rate. These commissions will be paid on a monthly basis, at the end of each month following the one during which the sales will have been accepted by Exa Europe.

5.6.	In case of annual sales achievement between 101% and 105%, the rate of commission will be increased by 40%. Further accelerators might be decided for further over achievement expressly agreed between the Employee and Exa Corporation.

5.7.	Exa Corporation will provide the Employee with a non-recoverable draw against commissions for the first six months of his employment. The amount of the draw will be 7,500 Euros per month.

5.8.	The amount of the draw paid in 2001 will be deducted from the variable part set for 2001.

5.9.	The amount of the draw paid in 2002 will be deducted from the 120,000 Euros set for 2002.

ARTICLE 6 - STOCK OPTION PLan

The Employee will be entitled to an option to purchase shares subject to approval by the Exa Corporation’s Board of Directors and to the terms it sets out.

ARTICLE 7 - COMPENSATION FOR THE USE OF HIS PERSONAL CAR

7.1.	In order to compensate the Employee for the professional use of his personal car to carry out his job, Exa Corporation shall pay him a 1,300 Euros monthly lump allowance for such use which includes insurance and maintenance and repairs costs.

7.2.	In order to avoid that Exa Corporation may be held civilly liable because of this professional use of the Employee’s private car, the latter declares that he has taken out insurance cover without any ceiling to his civil liability towards third parties and professional uses. He agrees to forward to Exa Corporation an insurance certificate as soon as possible.

7.3.	The Employee shall bear criminal and civil liability for any uninsured damage caused to third parties or to Exa Corporation while driving his car.

ARTICLE 8 - PAID HOLIDAY

The Employee shall be entitled to 30 working days paid holiday annually. Any additional rules established within the collective bargaining agreement for Technical Studies Offices, Consulting Engineers Offices and Consulting Companies also called “Syntec” will apply.

ARTICLE 9 - SOCIAL BENEFITS

9.1.	Liability and Registration

Employee will be affiliated to French Social Security and Exa Corporation, through Price Waterhouse Coopers or some other consulting firm, will carry out the formalities required for his registration.

9.2.	Payment of Social Security Charges

Exa Corporation will pay the total amount of the social security contributions and all other legal and necessary administrative contribution related to this Employment Contract.

Exa Corporation will exclusively bear the Employer’s social contributions and the Employee social contribution will be withheld on the Employee’s gross salary.

As an Executive, the Employee will coordinate on behalf of Exa Corporation, all the administrative and operational tasks taken in charge by Price Waterhouse Coopers or some other consulting firm necessary to pay these social contributions.

9.3.	Healthcare and pension insurance

As an Executive, the Employee benefits as soon as he is employed by Exa Corporation from the legal and necessary additional pension and healthcare insurance of the Executives. Upon the affiliation of the Employee to these pension and healthcare insurance, Exa Corporation will communicate to the Employee the name and address of the administrative entities where he will be registered.

The costs of this affiliation will be bore by Exa Corporation.

As soon as he is employed, the Employee will also be affiliated to GENERALI France Assurance Vie, 76, rue Saint Lazare, 75009 PARIS (or equivalent) who will provide him with an additional healthcare and pension insurance.

The cost of this additional will be bore by Exa Corporation and consist in a maximum of:

(i)	3.5% on gross salary in “Tranche A”

(ii)	4.5% on gross salary in “Tranche B”

(iii)	4.5% on gross salary in “Tranche C”

These Tranches being defined by the French Social Security Law and to be reviewed every year beginning November 1;

(iv)	Increases by a yearly fee of 1,650 Euro.

ARTICLE 10 - PROFESSIONAL EXPENSES

Except for those included in Article 7, any professional expenses incurred by the Employee shall be reimbursed to him by Exa Corporation within the limits set in Exa Corporation policy.

ARTICLE 11 - CONTRACT TERMINATION – NOTICE PERIOD

11.1.	Each party shall be entitled to terminate this contract, in accordance with current laws and regulations in the matter, except in case of serious or grave misconduct, provided three months notice is given to the other party by registered letter with return receipt requested.

11.2.

In case of the termination of the present employment contract initiated by Exa Corporation or in the event of a change of control of Exa Corporation resulting in a change in the Employee’s reporting to the Supervisor or a material diminution of his duties and responsibilities, Exa Corporation will pay the Employee a sum amounting to five months of salary. The basis to be taken to calculate this compensation will be the average monthly salary received for the prior 3 months period. This sum will be paid in one payment on the date Employee will effectively leave Exa Corporation.

ARTICLE 12 - EXCLUSIVITY

12.1.	For the whole duration of his employment contract, the Employee agrees to keep his professional activities exclusive to Exa Corporation. He shall not, therefore, involve himself, either directly or indirectly, with any competitor of Exa Corporation and/or Exa Europe or to work in any way whatsoever for such a company.

12.2.	Exa Corporation and the Employee agree that such prohibition concerns all and any creation or participation, directly or indirectly, in a company, consultant activity or any other type of assistance, whether such activity is carried out by the Employee himself or through his spouse, ascendant, descendant, collaterals.

12.3.	Companies whose list is set out in Appendix 1, and their direct or indirect parents and/or subsidiaries companies carrying out the same activities as Exa Corporation and/or Exa Europe are considered as being competitors.

12.4.	The Employee also agrees, under this exclusivity clause, not to carry out any remunerated activity, on behalf of any other company, even if it cannot be considered as in competition with Exa Corporation and/or Exa Europe.

12.5.	Any breach by the Employee of any obligations under this exclusivity clause may result in breach of the Employee’s contract.

ARTICLE 13 - CONFIDENTIALITY – PROFESSIONAL SECRET

13.1.	The Employee hereby agrees to keep the strictest confidentiality obligation concerning any information he may come across during the course of his employment or because he works for Exa Corporation and/or Exa Europe.

13.2.	The Employee may not make any such information available to third parties except during the course of any tasks he may be asked to perform but subject to the prior and written approval from Exa Corporation.

13.3.	Both the confidentiality and professional secret obligations shall remain valid for the whole duration of and after termination of the employment contract, for any reason whatsoever.

13.4.	In particular, the Employee’s attention is expressly drawn to the fact that Exa Corporation reserves its right to sue him before the criminal courts in accordance with Article 226-13 of the Criminal Code.

ARTICLE 14 - Non-Competition

14.1.	Considering his position and the confidential information he has access to because of it and due to his mere presence in Exa Corporation and Exa Europe, the Employee formally agrees, upon termination of this contract for any reason whatsoever, not to work for a competitor and not to get involved, either directly or indirectly, to any job which might be in competition with Exa Corporation and/or Exa Europe activity.

14.2.	Companies whose list is set out in Appendix 1, and their direct or indirect parents and/or subsidiaries companies carrying-out the same activities as Exa Corporation and/or Exa Europe are considered as being competitors.

14.3.	This non-competition clause shall remain valid for one year after the termination of the employment contract and in the whole word.

14.4.	Should the Employee fail to comply with this non-competition clause, Exa Corporation reserves its right to sue him before the Courts to seek repair for any damage suffered and an order subject to penalties to obtain that the competing activity ceases.

ARTICLE 15 - Intellectual Property

The Employee undertakes to sign and to respect the Intellectual Property Agreement Protection attached in Appendix 2.

ARTICLE 16 - Miscellaneous

16.1.	Governing Law

This contract exists in French and in English and the parties expressly agree that the French version shall prevail as far as interpreting and executing this contract is concerned

The conclusion, performance and termination of the present contract is governed by and interpreted in accordance with French Law.

16.2.	Jurisdiction

Any dispute arising out of the conclusion, performance and termination of the present contract which cannot be settled out amicably between Exa Corporation and the Employee shall be submitted to the relevant French Court.

16.3.	Address

For the purpose of the conclusion, performance and termination of the present contract, Exa Corporation and the Employee are respectively domiciled at the following addresses:

(i)	Exa Corporation

At the address of the Exa Europe’s French Representative Office in course of incorporation.

Upon the incorporation of Exa Europe’s French Representation Office, its address will be communicated by Exa Corporation to the Employee.

(ii) Mr Jean-Paul Roux:

78, Avenue Anatole France, 92700 Colombes (France)

Either party may change its address details above provided it stays located in France, by giving previously notice in writing to the other party of the change.

Two original copies, established in Lexington (MA) on 17.10.01.

Exa Corporation	Mr. Jean Paul Roux

/s/ Stephen Remondi	/s/ Jean Paul Roux